   As filed with the Securities and Exchange Commission on November 12, 2004
                                                     Registration No. 333-111713
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                           AMENDMENT NO. 1 TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                         OUTDOOR CHANNEL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               20-1558098
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

      43445 Business Park Drive, Suite 113                         92590
              Temecula, California                               (Zip Code)
    (Address of Principal Executive Offices)

              OUTDOOR CHANNEL HOLDINGS, INC. 1995 STOCK OPTION PLAN
                            (Full title of the plan)
                                  -------------

                                 Perry T. Massie
                      President and Chief Executive Officer
                      43445 Business Park Drive, Suite 113
                           Temecula, California 92590
                     (Name and address of agent for service)

                                 (951) 699-4749
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:
                             Stephen D. Cooke, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                               Tel: (714) 668-6200
                               Fax: (714) 979-1921

         The registrant hereby amends this registration statement effective upon the date of filing this post-effective amendment.

                                EXPLANATORY NOTE

         This registration statement originally registered 468,150 shares of common stock, par value $0.02 per share, of Outdoor Channel Holdings, Inc., an Alaska corporation ("Holdings-Alaska"), that may have been issued and sold under the Holdings-Alaska 1995 Stock Option Plan (the "Option Plan") including 33,866 shares of common stock that were previously issued and sold under the Option Plan. This registration statement was originally filed with the Securities and Exchange Commission on January 5, 2004.

         On September 14, 2004, Holdings-Alaska reincorporated in Delaware by merging with and into Outdoor Channel Holdings, Inc., a Delaware corporation ("Holdings") and effectuated a two (2) for five (5) forward split (the "Split") therewith. In this merger, Holdings assumed the Option Plan. This amendment to the registration statement is to reflect the reincorporation of the registrant and the Split, and to update the information contained herein.

         Prior to the date of this amendment, 4,000 shares (prior to taking into account the Split) have been sold by the selling shareholders listed in the Reoffer Prospectus contained herein.

         After taking into account the Split and the resale of the equivalent of 10,000 shares (after taking into account the Split), this amendment to the registration statement registers 1,160,375 shares of common stock, par value $0.001 per share, of Holdings that may be issued and sold under the Option Plan, including 74,665 shares of common stock that were previously issued and sold under the Option Plan and are now being registered for resale by the holders of such shares.

         This registration statement contains two parts. The first part contains a resale prospectus prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used by certain stockholders of Holdings for the resale to the public of shares of common stock issued to them under the Option Plan. The second part contains information required to be included in Part II of a Registration Statement on Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement, or as a prospectus or prospectus supplement pursuant to Rule 424.

                               REOFFER PROSPECTUS
                          74,665 SHARES OF COMMON STOCK
                         OUTDOOR CHANNEL HOLDINGS, INC.

         This reoffer prospectus relates to the proposed sale from time to time by selling stockholders of shares of common stock of Outdoor Channel Holdings, Inc., a Delaware corporation. Except as otherwise required by the context, references in this prospectus to "our company," "we," "us" or "our" refer to Outdoor Channel Holdings, Inc., a Delaware corporation, and all of its subsidiaries.

          The selling stockholders or their pledgees, donees, transferees, or other successors in interest may sell the shares being offered from time to time in one or more transactions, which may include block transactions, on The National Market of NASDAQ or such other market on which our common stock may, from time to time, be traded, in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus. In connection with such sales, the selling stockholders and any participating broker, dealer or agent may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts or commissions they receive and the profit on any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. We will not receive any proceeds from sales of the shares by the selling stockholders.

         Our common stock is currently quoted on The National Market of NASDAQ under the symbol "OUTD." On November 10, 2004, the closing price of a share of our common stock was $14.00 per share.

         TO THE EXTENT THERE IS A CONFLICT BETWEEN THE INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS OR THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN, THE INFORMATION CONTAINED IN THE MOST RECENTLY DATED DOCUMENT SHALL CONTROL.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this reoffer prospectus is November 12, 2004.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Summary                                                                  1
Risk Factors                                                             2
Forward-Looking Statements                                               9
Use of Proceeds                                                          9
Selling Stockholders                                                    10
Plan of Distribution                                                    11
Legal Matters                                                           11
Experts                                                                 11
Where You Can Find More Information                                     12
Incorporation of Certain Documents by Reference                         13

         You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. The selling stockholders are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

                                    SUMMARY

         Outdoor Channel Holdings, Inc., a Delaware corporation, owns all of the outstanding capital stock of The Outdoor Channel, Inc., a Nevada corporation. The Outdoor Channel, Inc. operates a national television network, which we refer to as the Outdoor Channel, devoted primarily to traditional outdoor activities such as hunting, fishing, shooting, sports, rodeo and gold prospecting. Launched as a part-time network in June 1993, the Outdoor Channel progressed to a full-time channel in April 1994 and since then has continued to develop its management, programming, distribution and revenue. We also own and operate related businesses which serve the interests of viewers of the Outdoor Channel and other outdoor enthusiasts. These related businesses are operated by our two subsidiaries, LDMA-AU, Inc., which we refer to as Lost Dutchman's, and Gold Prospector's Association of America,LLC, which we refer to as GPAA. Lost Dutchman's operates a national gold prospecting campground club with approximately 6,100 members and properties in Arizona, California, Colorado, Georgia, Michigan, Nevada, North Carolina, Oregon, and South Carolina. GPAA manages the largest gold prospecting club in the world with approximately 31,800 active members. GPAA also sells products and services related to gold prospecting and is the publisher of the "Gold Prospectors & Treasure Hunters in the Great Outdoors" magazine.

         Our revenues include advertising fees from advertisements and infomercials aired on the Outdoor Channel, from advertisements in GPAA's bimonthly magazine, producer fees paid by outside producers to air their programs on the Outdoor Channel, subscriber fees paid by distributors for airing the Outdoor Channel, membership division income from memberships in Lost Dutchman's and GPAA, and other revenues, which include revenues from our Alaska trips and other outings and gold shows.

         We were originally incorporated under the laws of the State of Alaska in October 1984 under the name Global Resources, Inc. In 1996 we changed our name to Global Outdoors, Inc, and in 2003, we changed our name to Outdoor Channel Holdings, Inc. On September 14, 2004, we reincorporated in the State of Delaware. Our principal executive offices are located at 43445 Business Park Drive, Suite 113, Temecula, CA 92590, and our telephone number is (951) 699-4749. Our common stock is currently listed on The National Market of NASDAQ under the trading symbol "OUTD."

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE RISKS DISCUSSED BELOW ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD SUFFER. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS FACING US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY SEE AS IMMATERIAL, MAY ALSO HARM OUR BUSINESS. FOR THE MOST UP-TO-DATE RISKS THAT WE MAY FACE, SEE "RISKS AND UNCERTAINTIES" IN THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SECTION OF OUR MOST RECENT FORM 10-Q, 10-K OR OTHER FILING WITH THE SECURITIES AND EXCHANGE COMMISSION THAT CONTAINS A DISCUSSION OF SUCH RISKS.

         WE MAY NOT BE ABLE TO EFFECTIVELY EXECUTE OUR BUSINESS STRATEGY, AND AS A RESULT OUR REVENUES AND OUR PROFITABILITY MAY NOT INCREASE OR IMPROVE.

         Our strategy includes (1) expanding marketing efforts in an attempt to grow our subscriber base, (2) the launch of The Outdoor Channel 2 HD including negotiating and securing carriage agreements for this new channel, (3) pursuing national advertising accounts, (4) increasing production and licensing of high quality programming, (5 building a library of high-definition programming to support TOC 2 HD and possible distribution through other outlets, and (6) seeking new membership in our club organizations - GPAA and Lost Dutchman's. This strategy requires that we successfully manage our business and operations and there can be no assurances that we will be able to successfully implement our business strategy or that our efforts will result in increased revenues or improved profitability. If we are not able to increase our revenue or improve profitability, our results of operations could be adversely affected.

         Growing our subscriber base depends upon many factors such as the success of our marketing efforts in driving consumer demand for The Outdoor Channel, overall growth in cable and DBS subscribers, the popularity of our programming, our ability to negotiate new carriage agreements and maintain existing distribution, and other factors beyond our control. There can be no assurance that we will be able to maintain or increase the subscriber base of The Outdoor Channel on cable and DBS systems or that such carriage will not be adversely affected as a result of a number of factors.

         Our ability to actively pursue national advertising accounts and thus to increase advertising rates depends upon the popularity of our programming and the demographics of our viewers, as well as strategies taken by our competitors, strategies taken by advertisers and the relative bargaining power of advertisers. Competition for national advertising accounts and related advertising expenditures is intense. We face competition for such advertising expenditures from a variety of sources, including other cable companies and other media. We cannot assure you that our sponsors will pay advertising rates for commercial air time at which we can make a profit or that we will be able to attract new advertising sponsors or increase advertising revenues.

         Building a library of programs by increasing our production and licensing high quality programming and program distribution rights requires significant resources. We currently produce approximately 15% to 20% of our programming. Although we have recently upgraded our Temecula, California production facility, we expect that additional expenditures will be required. Additionally, we rely on our producers and hosts to produce most of our programming. We acquire the remaining percentage of our shows from independent producers. Although we are generally able to acquire shows at costs that allow us to generate a profit, there is no assurance that we will be able to do so in the future. Moreover, if TOC cannot acquire, develop or produce original programming of interest to our audience, then the number of viewers of The Outdoor Channel would be adversely affected which would adversely impact revenues and results of operations.

         Our ability to attract new membership in our club organizations - GPAA and Lost Dutchman's - depends upon our ability to attract viewers with these interests to The Outdoor Channel and the success of direct mail campaigns, continued sponsorship of gold shows around the country and introductory outings held at our campsites. We cannot assure you that we will succeed in cross-selling our club organizations, their products and services to viewers of The Outdoor Channel or that viewers of The Outdoor Channel or our existing club members will maintain current interest levels in these activities. Furthermore, we cannot assure you that our direct mail campaigns will drive interest in the clubs or that continued sponsorship of gold shows around the country and introductory outings to be held at our campsites will successfully attract new members or retain existing members. A decline in membership in our club organizations could adversely affect our results of operations.

         WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR PROJECTED GROWTH, AND OUR GROWTH AND PROFITABILITY MAY NOT CONTINUE, WHICH MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

         We have undergone rapid and significant growth over the last several years, and our strategic objectives include not only further developing and enhancing our existing business, but also expanding our in-house production capabilities. There are risks inherent in rapid growth and working toward achieving new strategic objectives, such as: directing capital resources at appropriate infrastructure, including facilities, information technology systems and other equipment to support a growing organization; hiring and training new management, sales and marketing, production, and other personnel and the diversion of management's attention and resources from critical areas and existing projects; and implementing systems and procedures to successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality and service. We cannot assure you that we will be able to successfully manage our projected growth or that we will be successful in managing our business objectives. We can provide no assurance that our profitability or revenues will not be adversely affected by future changes in our business. Slower or less profitable growth or losses could adversely affect our results of operations and resulting stock price.

         CABLE AND DBS OPERATORS COULD DISCONTINUE OR REFRAIN FROM CARRYING THE OUTDOOR CHANNEL OR MOVE IT TO LESS HIGHLY-PENETRATED PACKAGES, WHICH COULD ADVERSELY AFFECT THE NUMBER OF VIEWERS.

         The success of The Outdoor Channel is dependent on our ability to enter into new carriage agreements while maintaining existing agreements with and carriage by multiple system operators, which we refer to as MSOs, their affiliate members and DBS systems. Although we have entered into national carriage agreements with approximately 80 of the top 100 MSOs and DBS providers, execution of a national carriage agreement with an MSO does not ensure that its affiliate systems will carry The Outdoor Channel. Under our current national carriage agreements and carriage agreements with the MSOs' affiliates, The Outdoor Channel typically offers MSOs and their cable affiliates the right to broadcast The Outdoor Channel to their subscribers, but such contracts do not require that The Outdoor Channel be offered to all subscribers of the MSO. Our most significant cable and DBS distribution contracts include Charter, Comcast, Direct TV, EchoStar, Time Warner, and the NCTC. These contracts generally have terms ranging from three to ten years and come up for renewal between today and 2008. Because certain carriage agreements do not specify on which service levels The Outdoor Channel is carried, such as analog versus basic digital, expanded digital or specialty tiers, and in which geographic markets, we have no assurance that The Outdoor Channel will be carried and available to viewers of any particular MSO.

         IF THE OUTDOOR CHANNEL IS PLACED IN UNPOPULAR PROGRAM PACKAGES BY CABLE OR DBS OPERATORS, OR IF SERVICE FEES ARE INCREASED FOR OUR SUBSCRIBERS, THE NUMBER OF VIEWERS OF THE OUTDOOR CHANNEL MAY DECLINE WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

         We do not control which cable channels The Outdoor Channel is packaged with by cable or DBS operators. The placement by a cable or DBS operator of The Outdoor Channel in an unpopular program package could reduce the number of our viewers. In addition, we do not set the prices charged by cable and DBS operators to their subscribers when The Outdoor Channel is packaged with other cable channels. The prices for the channel packages in which The Outdoor Channel is bundled may be set too high to appeal to individuals who might otherwise be interested in our network. Further, if The Outdoor Channel is bundled with networks that do not appeal to our viewers or is moved to packages with fewer subscribers, we will lose viewers. These factors may adversely affect the number of viewers of The Outdoor Channel, which in turn could have an adverse effect on our business, results of operations and financial condition.

         IF WE FAIL TO DEVELOP AND DISTRIBUTE POPULAR PROGRAMS, OUR VIEWERSHIP WOULD LIKELY DECLINE WHICH COULD CAUSE ADVERTISING REVENUE TO DECREASE.

         Our operating results depend significantly upon the generation of advertising revenue, mainly from manufacturers of products used by outdoorsmen. Our ability to generate advertising revenues is largely dependent on our Nielsen ratings, which estimates the number of viewers of The Outdoor Channel, and this directly impacts the level of interest of advertisers. If we fail to program popular shows which maintain or increase our current number of viewers, our

Nielsen ratings could decline, which in turn could cause our advertising revenue to decline and adversely impact our results of operations.

         IF THE COSTS ASSOCIATED WITH INCREASING THE NUMBER OF OUR SUBSCRIBERS ARE HIGHER THAN WE ANTICIPATE, OR IF WE ARE OTHERWISE UNABLE TO INCREASE THE NUMBER OF OUR SUBSCRIBERS OR PREVENT THE NUMBER OF OUR SUBSCRIBERS FROM DECREASING, OUR PROFITABILITY AND RESULTS FROM OPERATIONS COULD BE ADVERSELY IMPACTED.

         Although we currently have plans to increase our marketing and sales efforts in attempts to increase our number of subscribers, which in turn may result in an increase in our advertising rates, we may not be able to do so economically or at all. Growth in The Outdoor Channel's subscriber base has recently slowed, and efforts to attempt to grow the subscriber base may not be successful for a number of reasons, including reasons beyond our control. If we are unable to increase the number of our subscribers on a cost effective basis, or if the benefits of doing so do not materialize, our business and operating results may be adversely affected.

         THE SATELLITE INFRASTRUCTURE THAT WE USE MAY FAIL OR BE PREEMPTED BY ANOTHER SIGNAL, WHICH COULD RESULT IN OUR ABILITY TO DELIVER PROGRAMMING TO OUR CABLE AND DBS OPERATOR CUSTOMERS.

         Our ability to deliver programming to cable and DBS operators, and their subscribers, is dependent upon the satellite equipment we use and software working properly to distribute our programming. If this system fails, or a signal with a higher priority replaces our signal, which is determined by our agreement with the owner of the satellite, we may not be able to deliver programming to our cable and DBS operator customers and their subscribers within the time periods advertised. In turn, we may lose subscribers which could adversely impact our revenue and our ability to offer programming and services. We recently negotiated with our satellite provider back-up capability on an in-orbit spare satellite which provides us carriage on the back-up satellite in the event that catastrophic failure occurs on the primary satellite. Our contract does, however, provide that our signal is preempt-able and until the back-up satellite is in position, we could lose our signal for a period of time.

         OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED AND OUR STOCK PRICE MAY DECLINE IF THE ANTICIPATED LAUNCH OF THE OUTDOOR CHANNEL'S HIGH DEFINITION NETWORK IS NOT AS SUCCESSFUL AS WE ARE CURRENTLY PLANNING.

         In May 2004, we announced plans to launch a new and separate network offering outdoor programming entirely in high definition. This new network, which will be referred to as The Outdoor Channel 2 HD, is expected to offer programming both shared with and independent of existing Outdoor Channel programming. There can be no assurances that The Outdoor Channel 2 HD will debut in July 2005 as originally anticipated or will not incur unexpected costs and expenses.

         Distribution of The Outdoor Channel 2 HD will depend on successfully executing distribution agreements with cable and DBS operators. There are no assurances such agreements can be made and if they are made they will be of uncertain duration and terms and may involve the granting of periods of free service and/or marketing commitments to encourage carriage.

         The public may not adopt HD consumer television equipment in numbers sufficient to allow profits for an advertiser-supported service. Bandwidth restraints may keep The Outdoor Channel 2 HD from achieving sufficient distribution from affiliates to reach profitability. Competition for quality HD content may increase the costs of programming for The Outdoor Channel 2 HD, increasing costs beyond our control or expectations.

         All of these factors, combined or separately, could prevent the launch of the new channel, or if the new channel is launched, could increase costs or restrain revenue to prevent profitable operations.

         EXPENSES RELATING TO PROGRAMMING COSTS ARE GENERALLY INCREASING AND A NUMBER OF FACTORS CAN CAUSE COST OVERRUNS AND DELAYS. OUR RESULTS FROM OPERATIONS MAY BE ADVERSELY IMPACTED IF WE ARE NOT ABLE TO SUCCESSFULLY RECOVER THE COSTS OF DEVELOPING AND ACQUIRING NEW PROGRAMMING.

         The cost of programming has generally increased recently for the cable industry and the escalation may continue. We plan to build our programming library through the acquisition of long-term broadcasting rights or the in-house production or outright ownership of programming and this is expected to lead to increases in programming costs. The development, production and completion of television programming requires a significant amount of capital and there are substantial financial risks inherent in developing and producing television programs. Actual programming and production costs may exceed their budgets. Factors such as labor disputes, death or disability of key spokespersons or program hosts, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or prevent completion of a project. If we are not able to successfully recover the costs of developing or acquiring programming through increased revenues, whether the programming is produced by us or acquired from third-party producers, our results from operations and cash flows will be adversely impacted.

         OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY, AND COMPARISONS OF OUR OPERATING RESULTS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS AN INDICATOR OF FUTURE PERFORMANCE.

         Our operations are influenced by many factors that we cannot fully control. These factors may cause our financial results to vary significantly in the future and our operating results may not meet the expectations of securities analysts or investors. If this occurs, the price of our stock may decline. Factors that can cause our results to fluctuate include, but are not limited to: carriage decisions of cable and DBS operators; demand for advertising and advertising rates and offerings of competing media; changes in the growth rate of cable and DBS subscribers; cable and DBS operators' capital and marketing expenditures and their impact on programming offerings and penetration; seasonal trends in viewer interests and activities; pricing, service, marketing and acquisition decisions that could reduce revenues and impair quarterly financial results; the mix of cable television and DBS-delivered programming products and services sold and the distribution channels for those products and services; our ability to react quickly to changing consumer trends; specific economic conditions in the cable television and related industries; and changing regulatory requirements.

         Due to the foregoing and other factors, many of which are beyond our control, our revenue and operating results vary from period to period and are difficult to forecast. Our expense levels are based in significant part on our expectations of future revenue. Therefore, our failure to meet revenue expectations would seriously harm our business, operating results, financial condition and cash flows. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect our profitability because our expenses would remain relatively fixed and would not decrease correspondingly.

         THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST COMPETITORS WITH GREATER FINANCIAL RESOURCES, BRAND RECOGNITION OR MARKETPLACE PRESENCE.

         We compete for viewers with other basic and pay cable television networks, including the Outdoor Life Network, Spike TV, ESPN and others. If these or other competitors, many of which have substantially greater financial and operational resources than us, significantly expand their operations with respect to outdoor-related programming or their market penetration, our business could be harmed. In addition, certain technological advances, including the development of digital compression technology and the deployment of fiber optic cable which are already substantially underway, are expected to allow cable systems to greatly expand their present channel capacity, which could dilute our market share and lead to increased competition for viewers from existing or new programming services.

         We also compete with large television network companies that generally have large installed subscriber bases and significant investments in, and access to, competitive programming sources. In addition, large cable companies have the financial and technological resources to create and distribute their own programming services, such as the Outdoor Life Network owned and operated by Comcast, the largest MSO, which provide substantial competition to The Outdoor Channel. Although historically we never have done so, we may be required to pay launch or marketing support for carriage in certain circumstances in the future, which could require significant expenditures of money, harming our operating results and margins. We compete for advertising revenue with cable television networks, as well as with other national programming services, superstations, broadcast networks, and local over-the-air television stations, and, with respect to their available advertising time in distributed programming, DBS, multi-channel, multi-point distribution services, other multi-channel video programming distributors, broadcast radio and the print media. We compete with other cable television networks for subscriber fees from, and affiliation agreements with, cable operators. Court and FCC actions have removed certain of the impediments to entry by local telephone companies into the video programming distribution business, and other impediments could be eliminated or modified in the future. These local telephone companies may distribute programming that is competitive with the programming provided by us to cable operators.

         WE MAY BE UNABLE TO ACCESS CAPITAL ON ACCEPTABLE TERMS TO FUND OPERATIONS AT PROJECTED LEVELS.

         Our future capital requirements will depend on numerous factors, including the success of our efforts to increase advertising revenues and the amount of resources devoted to increasing distribution of The Outdoor Channel and acquiring and producing programming for The Outdoor Channel. As a result, we could be required to raise substantial additional capital through debt or equity financing. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to existing shareholders. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain additional capital, our current business strategies and plans may be adversely affected.

         CONSOLIDATION AMONG CABLE AND SATELLITE DISTRIBUTORS MAY HARM OUR BUSINESS.

         Cable and satellite operators continue to consolidate, making The Outdoor Channel increasingly dependent on fewer operators. If these operators fail to carry The Outdoor Channel, use their increased bargaining power to negotiate less favorable terms of carriage, or take advantage of additional volume discounts, our business and results from operations could be harmed.

         WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our success depends to a significant degree upon the continued contributions of the principal members of our sales, marketing, production and management personnel, many of whom would be difficult to replace. All of our employees are "at-will". Any of our officers or key employees could leave at any time, and we do not have "key person" life insurance policies covering any of our employees. The competition for qualified personnel has been strong in our industry. This competition could make it more difficult to retain our key personnel and to recruit new highly qualified personnel. The loss of Perry T. Massie, our President and Chief Executive Officer and Co-President of The Outdoor Channel, Inc., or Thomas H. Massie, our Executive Vice President, or William A. Owen, our Chief Financial Officer, or Andrew J. Dale, the Chief Executive Officer and Co-President of The Outdoor Channel, Inc., could adversely impact our business. In this regard, Perry T. Massie is currently the subject of a criminal legal proceeding with a trial date currently set for sometime in March 2005, and we are unable to determine the impact of a negative decision in the case, however, the Company could be adversely impacted by being deprived of Mr. Massie's services for a period of time. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing shareholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals, which payments could harm our operating results. If we are not able to attract and retain the necessary personnel we may not be able to implement our business plan.

         UNCERTAINTIES AND POSSIBLE ADVERSE PUBLICITY OR A NEGATIVE OUTCOME WHICH MIGHT ARISE IN CONNECTION WITH A CRIMINAL LEGAL PROCEEDING PENDING AGAINST ONE OF OUR PRINCIPAL EXECUTIVE OFFICERS COULD ADVERSELY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS.

         In October 2003 Perry T. Massie, Chief Executive Officer, President and Chairman of the Board of Outdoor Channel Holdings, Inc. and Chairman of the Board and Co-President of The Outdoor Channel, Inc., was evaluating the possibility of filming a television show to air on The Outdoor Channel that would feature scuba diving in the Alabama River and the history surrounding the river and Selma, Alabama. In the process of scouting for the new show, Mr. Massie made a dive in the Alabama River. Mr. Massie's guide was the owner/operator of a local scuba shop and diving school who was experienced in diving that area of the river and familiar with its history. The area of their dive was not designated as a historical site. During the dive, the other diver discovered a pre-Civil War carbine, but Mr. Massie did not find any significant relics. On returning to the dock after the dive, the two men were arrested under a 1999 Alabama law that makes it a felony to intentionally and knowingly remove, alter, disturb or destroy cultural resources without prior permission. On April 8, 2004, the grand jury in Dallas County, Alabama issued an indictment against Mr. Massie on the charges. Absent the dismissal of these charges, the case is currently scheduled to go to trial sometime in March 2005. Although Mr. Massie believes he has done nothing wrong and is vigorously defending himself against these charges, it is possible that the Company's business or results of operations could be adversely impacted to the extent uncertainty, adverse reaction or negative publicity result from the pending trial. In addition, at this time the Company is unable to predict the full extent to which its business would be impacted if the matter is resolved negatively for Mr. Massie, however, the Company could be adversely impacted by being deprived of Mr. Massie's services, by a decline in revenues or by possible additional costs and expenses. Neither the Company nor any of its subsidiaries is a party to this litigation.

         NEW VIDEO RECORDING TECHNOLOGIES MAY REDUCE OUR ADVERTISING REVENUE.

         A number of new personal video recorders, such as TIVO in the United States, have emerged in recent years. These recorders often contain features allowing viewers to watch pre-recorded programs without watching advertising. The effect of these recorders on viewing patterns and exposure to advertising could harm our operations and results if our advertisers reduce the advertising rates they are willing to pay because they believe television advertisements are less effective with these technologies.

         CABLE TELEVISION AND DBS PROGRAMMING SIGNALS HAVE BEEN STOLEN OR COULD BE STOLEN IN THE FUTURE, WHICH REDUCES THE POTENTIAL REVENUE FROM SUBSCRIBER FEES.

         The delivery of subscription programming requires the use of conditional access technology to limit access to programming to only those who subscribe to programming and are authorized to view it. Conditional access systems use, among other things, encryption technology to protect the transmitted signal from unauthorized access. It is illegal to create, sell or otherwise distribute software or devices to circumvent conditional access technologies. However, theft of cable and satellite programming has been widely reported, and the access or "smart" cards used in cable and DBS operators' conditional access systems have been compromised and could be further compromised in the future. When conditional access systems are compromised, we do not receive the potential subscriber revenues from the cable and DBS operators. Further, measures that could be taken by cable and DBS operators to limit such theft are not under our control.

         BECAUSE WE EXPECT TO BECOME INCREASINGLY DEPENDENT UPON OUR INTELLECTUAL PROPERTY RIGHTS, OUR INABILITY TO PROTECT THOSE RIGHTS COULD NEGATIVELY IMPACT OUR ABILITY TO COMPETE.

         We currently license most of our programs from third-party television and film producers. In order to build a library of programs and programming distribution rights, we must obtain all of the necessary rights, releases and consents from the parties involved in developing a project or from the owners of the rights in a completed program. There can be no assurance that we will be able to obtain the necessary rights on acceptable terms, or at all, or properly maintain and document such rights.

         If we are unable to protect our portfolio of trademarks, service marks, copyrighted material and characters, trade names and other intellectual property rights, our business and our ability to compete could be harmed. Protecting our intellectual property rights by pursuing those who infringe or dilute our rights or defending against third party claims can be costly.

         WE MAY NOT BE ABLE TO RETAIN AND RECRUIT SPORTS PERSONALITIES OR OTHER PERSONS THAT APPEAL TO OUR VIEWERS AS SPOKESPERSONS AND PROGRAM HOSTS.

         Our success depends, in part, upon our ability to recruit, contract with and retain sportspersons and other persons who have the recognition, ability and charisma to make television programs and events interesting and entertaining to our viewers. There can be no assurance that we will be able to retain our current spokespersons and hosts or identify and contract with new spokespersons and hosts in the future. Our failure to attract and retain spokespersons and hosts that appeal to our viewing audience could lead to a decline in The Outdoor Channel's viewing audience and market share.

         SEASONAL INCREASES OR DECREASES IN VIEWERSHIP MAY NEGATIVELY AFFECT OUR BUSINESS.

         Seasonal trends are likely to affect our viewership, and consequently, could cause fluctuations in our advertising revenues. For this reason, fluctuations in our revenues and net income could occur from period to period depending upon the availability of advertising revenues. Due, in part, to these seasonality factors, the results of any one quarter are not necessarily indicative of results for future periods, and cash flows may not correlate with revenue recognition.

         SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

         Our current officers, directors and greater than 5% shareholders together control approximately 75% of our outstanding common stock. As a result, these shareholders, acting together, would be able to exert significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change may be in the best interests of our shareholders. In addition, the interests of these shareholders may not always coincide with our interests as a company or the interests of other shareholders. Accordingly, these shareholders could cause us to enter into transactions or agreements that you would not approve.

         ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND UNDER DELAWARE LAW MAY ENABLE OUR INCUMBENT MANAGEMENT TO RETAIN CONTROL OF US AND DISCOURAGE OR PREVENT A CHANGE OF CONTROL THAT MAY BE BENEFICIAL TO OUR SHAREHOLDERS.

         Provisions of our certificate of incorporation, our bylaws and the Delaware Corporations Code could delay or prevent a change of control of our company, which could adversely affect the market price of our common stock. These provisions could allow our incumbent management to retain control over us and prevent the consummation of a transaction in which our shareholders could receive a substantial premium over the current market price for their shares.

         TECHNOLOGIES IN THE CABLE TELEVISION AND DBS INDUSTRY ARE CONSTANTLY CHANGING, AND OUR FAILURE TO ACQUIRE OR MAINTAIN STATE-OF-THE-ART TECHNOLOGY MAY HARM OUR BUSINESS AND COMPETITIVE ADVANTAGE.

         The technologies used in the cable and DBS industries are rapidly evolving. Many technologies and technological standards are in development and have the potential to significantly transform the ways in which programming is created and transmitted. In addition, under some of our MSO contracts, we may be required to encrypt our signal. We cannot accurately predict the effects that implementing new technologies will have on our programming and broadcasting operations. We may be required to incur substantial capital expenditures to implement new technologies, or, if we fail to do so, may face significant new challenges due to technological advances adopted by competitors, which in turn could result in adversely affecting our business and results of operations.

         THE CABLE TELEVISION AND DBS INDUSTRY IS SUBJECT TO SUBSTANTIAL REGULATION BY FEDERAL, STATE AND LOCAL GOVERNMENTS, FOR WHICH COMPLIANCE MAY BE EXPENSIVE, TIME CONSUMING AND MAY EXPOSE US TO SUBSTANTIAL COMPLIANCE COSTS AND PENALTIES FOR FAILURE TO COMPLY.

         The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Operating in a regulated industry increases our costs of doing business.

         To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business perspective, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their affiliated cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. This prohibition was scheduled to expire in October 2002, however the Federal Communications Commission, to which we refer as the FCC, extended the expiration date to October 2007 unless the FCC then determines that another extension is necessary to protect competition and diversity.

         Many of the FCC's program access rules apply only to satellite-delivered programming, and, if a programmer delivers its programs terrestrially, the program access rules may be inapplicable to such programming. The DBS industry and other multi-channel video programming distributors are also subject to certain rules, regulations and FCC oversight.

         Regulatory carriage requirements also could adversely affect the number of channels available to carry The Outdoor Channel. The 1992 Cable Act granted broadcasters a choice of must carry rights or retransmission consent rights. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry rights and, depending on a cable systems' channel capacity, non-commercial television broadcast signals. Such statutorily mandated carriage of broadcast stations coupled with the provisions of the Cable Communications Policy Act of 1984, which require cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties and permit franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public, educational and government access channels, could adversely affect carriage of The Outdoor Channel by limiting its carriage in cable systems with limited channel capacity. In 2001, the FCC adopted rules relating to the cable carriage of digital television signals. Among other things, the rules clarify that a digital-only television station can assert a right to analog or digital carriage on a cable system. The FCC initiated a further proceeding to determine whether television stations may assert the rights to carriage of both analog and digital signals during the transition to digital television and to carriage of all digital signals. The imposition of such additional must carry regulation, in conjunction with the current limited cable system channel capacity, would make it likely that cable operators will be forced to drop some cable programming services.

         If we distribute television programming through new media, such as video-on-demand through the Internet, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain licenses or authorizations in a timely manner, or at all, or conditions could be imposed upon licenses and authorizations that may not be favorable to us.

         In the future, any increased regulation of rates, and in particular the rates for basic cable services, could, among other things, put downward pressure on the rates charged by cable programming services, and affect the ability or willingness of cable system operators to retain or to add The Outdoor Channel network on their cable systems. If, in response to any rate regulation, cable system operators implement channel offering structures that require subscribers to affirmatively choose to pay a separate fee to receive The Outdoor Channel network, either by itself or in combination with a limited number of other channels, the number of viewers for The Outdoor Channel could be adversely affected.

         The regulation of programming services, cable television systems and satellite licensees is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements are difficult to anticipate and our business may be adversely affected by future legislation, new regulation or deregulation.

         WE MUST COMPLY WITH MANY LOCAL, STATE, FEDERAL AND ENVIRONMENTAL REGULATIONS, FOR WHICH COMPLIANCE MAY BE COSTLY AND MAY EXPOSE US TO SUBSTANTIAL PENALTIES.

         Our recreational outdoor activity affiliates, GPAA and Lost Dutchman's, share the general risks of all outdoor recreational activities - personal injury, environmental compliance and real estate and environmental regulation. In addition to the general cable television industry regulations, we are also subject to various local, state and federal regulations, including, without limitation, regulations promulgated by federal and state environmental, health and labor agencies. Our prospecting clubs are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, development and other utilization of its properties. We cannot predict what impact future regulations may have on these businesses. In addition, failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or costs or revocation of our operating licenses, which would have a material adverse effect on our business, financial condition and results of operations.

         CHANGES TO FINANCIAL ACCOUNTING STANDARDS MAY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

         We prepare our financial statements to conform with accounting principles generally accepted in the United States, or GAAP. GAAP are subject to interpretations by the Financial Accounting Standards Board, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to business combinations and employee stock option grants have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or on the way we conduct our business. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. We cannot assure you that our expectations and assumptions will prove to be correct. We do not intend to update or revise any forward-looking statements, whether as a result of future events, new information or otherwise, except to the extent that the reports we are required to file under the Securities Exchange Act of 1934, as amended, contain such updates or revisions. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         This reoffer prospectus relates to shares of common stock which have been acquired by the selling stockholders through their exercise of stock options granted to them under our Option Plan. The following is a list of the selling stockholders, and the number of shares held by each such selling stockholder, as of November 12, 2004:

                                                    Number of shares   Number of shares    Number of shares held
Name                       Relationship with us        owned(1)          offered(2)           after offering(3)
--------------------       --------------------     ----------------   ----------------    ---------------------
John Backstrom             Consultant/Advisor            25,110             10,000                15,110
Gary Fraust                Employee                      44,412             13,415                30,997
George Litzenberg Jr. (4)  Consultant/Advisor            10,000             10,000                  0
Frank Mayse                Employee                      17,625             2,500                 15,125
Steve Novasad              Employee                      12,500             6,250                 6,250
Mary Owen                  Employee                      40,000             27,500                12,500
Jerry Renfro               Consultant/Advisor             5,000             5,000                   0
-------------------

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this reoffer prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by each selling stockholder at his or her sole discretion.

(3) Each selling stockholder listed will own less than one percent of the outstanding shares after the offering.

(4) Includes shares of common stock held in the name of "George Litzenberg Jr. & Barbara Litzenberg JTWROS."

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the shares being offered from time to time in one or more transactions, which may include block transactions, on The National Market of NASDAQ or such other market on which our common stock may, from time to time, be traded, in privately negotiated transactions, or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock offered in this prospectus will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Costa Mesa, California.

                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2003 and 2002 incorporated into this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by
J. H. Cohn LLP, independent public accountants, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This reoffer prospectus is a part of a registration statement on Form S-8 which we filed with the Securities and Exchange Commission, which we refer to as the Commission, under the Securities Act. It omits some of the information set forth in the registration statement. You can find additional information about us in the registration statement. Copies of the registration statement are on file at the offices of the Commission. You may obtain them by paying the prescribed fee or you may examine them without charge at the Commission's public reference facilities described below.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and as required by the Exchange Act, we file reports, proxy statements and other information with the Commission. You may inspect these reports, proxy statements and other information without charge and copy them at the Public Reference Room maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The information we file with the Commission is also available through the Commission's web site (http://www.sec.gov) and our web site (http://www.outdoorchannelholdings.com).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated into and made a part of this reoffer prospectus:

(a) Annual Report on Form 10-KSB for Holdings for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

(b) Current Report on Form 8-K for Holdings dated April 21, 2004, filed with the Commission on April 21, 2004;

(c) Quarterly Report on Form 10-Q for Holdings for the quarterly period ended March 31, 2004, filed with the Commission on April 30, 2004;

(d) Current Report on Form 8-K for Holdings dated May 3, 2004, filed with the Commission on May 3, 2004;

(e) Current Report on Form 8-K for Holdings dated May 12, 2004, filed with the Commission on May 18, 2004;

(f) Current Report on Form 8-K for Holdings dated April 8, 2004, filed with the Commission on May 25, 2004;

(g) Quarterly Report on Form 10-Q for Holdings for the quarterly period ended June 30, 2004, filed with the Commission on August 13, 2004;

(h) Current Report on Form 8-K for Holdings dated September 8, 2004, filed with the Commission on September 9, 2004;

(i) Current Report on Form 8-K for Holdings dated September 14, 2004, filed with the Commission on September 20, 2004; and

(j) Current Report on Form 8-K for Holdings dated October 29, 2004, filed with the Commission on November 1, 2004.

         The shares being offered hereby are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to Rule 12g-3(a) thereof. The description of the common stock being offered is contained in the Form 10 filed by Outdoor Channel Holdings, Inc., an Alaska corporation (as the predecessor of Holdings) with the Commission on November 9, 1988, as such description was updated in the Definitive Proxy Statement filed by Outdoor Channel Holdings, Inc., an Alaska corporation (as the predecessor of Holdings), with the Commission on August 19, 2004, each of which are hereby incorporated and made a part hereof by reference.

         All documents which we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this reoffer prospectus and prior to termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this reoffer prospectus from the date of the filing of such documents. Any statement contained in this reoffer prospectus or in a document incorporated by reference or deemed to be incorporated by reference into this reoffer prospectus shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference into this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus. Nothing in this reoffer prospectus shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to a Current Report on Form 8-K.

         This reoffer prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this reoffer prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this reoffer prospectus and deemed to be a part of this reoffer prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents. You may request a copy of these filings, at no cost, by writing or telephoning us at:

         Outdoor Channel Holdings, Inc.
         Attention:  Chief Financial Officer
         43445 Business Park Drive, Suite 113
         Temecula, California 92590
         (951) 699-4749

Our website is located at www.outdoorchannelholdings.com. Information on our website is not incorporated by reference into this reoffer prospectus.

                         Outdoor Channel Holdings, Inc.
                                  74,665 Shares
                               November 12, 2004

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated into this registration statement and made a part hereof by this reference:

         (a) Annual Report on Form 10-KSB for Holdings for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

         (b) Current Report on Form 8-K for Holdings dated April 21, 2004, filed with the Commission on April 21, 2004;

         (c) Quarterly Report on Form 10-Q for Holdings for the quarterly period ended March 31, 2004, filed with the Commission on April 30, 2004;

         (d) Current Report on Form 8-K for Holdings dated May 3, 2004, filed with the Commission on May 3, 2004;

         (e) Current Report on Form 8-K for Holdings dated May 12, 2004, filed with the Commission on May 18, 2004;

         (f) Current Report on Form 8-K for Holdings dated April 8, 2004, filed with the Commission on May 25, 2004;

         (g) Quarterly Report on Form 10-Q for Holdings for the quarterly period ended June 30, 2004, filed with the Commission on August 13, 2004;

         (h) Current Report on Form 8-K for Holdings dated September 8, 2004, filed with the Commission on September 9, 2004;

         (i) Current Report on Form 8-K for Holdings dated September 14, 2004, filed with the Commission on September 20, 2004; and

         (j) Current Report on Form 8-K for Holdings dated October 29, 2004, filed with the Commission on November 1, 2004.

         The shares being offered by Holdings, as the successor to Holdings-Alaska, are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") pursuant to Rule 12g-3(a) thereof. The description of the common stock being offered is contained in the Form 10 filed with the Commission on November 9, 1988, as such description was updated in the Definitive Proxy Statement filed with the Commission on August 19, 2004 by Holdings-Alaska, each of which are hereby incorporated and made a part hereof by reference.

         In addition, all documents filed by Holdings with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents with the Commission.

         You may request a copy of these filings, at no cost, by writing or telephoning us at:

         Outdoor Channel Holdings, Inc.
         Attention:  Chief Financial Officer
         43445 Business Park Drive, Suite 113
         Temecula, California 92590
         (951) 699-4749

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

         Our certificate of incorporation provides for the indemnification of all persons to the fullest extent permissible under Delaware law.

         Our by-laws provide for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         We maintain directors and officers insurance providing indemnification for our directors and certain of our officers for certain liabilities.

         We also entered into indemnification agreements between us and our directors and officers, which may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The shares to be sold under the reoffer prospectus were acquired by the selling stockholders through their exercise of stock options granted to them under the Option Plan and were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D of the rules promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

ITEM 8.  EXHIBITS.

         3.1 Certificate of Incorporation of Outdoor Channel Holdings, Inc. (Previously filed with the Commission as Exhibit 3.1 to Current Report on Form 8-K for Holdings dated September 14, 2004, which is incorporated herein by reference.)

         3.2 Bylaws of Outdoor Channel Holdings, Inc. (Previously filed with the Commission as Exhibit 3.2 to Current Report on Form 8-K for Holdings dated September 14, 2004, which is incorporated herein by reference.)

         4.1 1995 Stock Option Plan (Previously filed with the Commission as Exhibit 10.6 to the Annual Report on Form 10-KSB for Holdings for the year ended December 31, 1995, which is incorporated herein by reference.)

         4.2      Form of Stock Option Agreement pursuant to 1995 Stock Option
                  Plan.

         5.1 Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the securities being registered hereunder.

         23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5.1 above).

         23.2 Consent of J.H. Cohn LLP, independent registered public accounting firm.

         24       Power of Attorney (set forth on signature page).

ITEM 9. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California, on November 12, 2004.

                                       OUTDOOR CHANNEL HOLDINGS, INC.

                                       By: /s/ Perry T. Massie
                                           -------------------------------------
                                           Perry T. Massie
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry T. Massie and William A. Owen, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such person's capacity as a director and/or officer of Outdoor Channel Holdings, Inc. to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

                SIGNATURE                                    TITLE                                      DATE
                ---------                                    -----                                      ----
/s/ Perry T. Massie                         Chairman of the Board, Chief Executive              November 12, 2004
-------------------------------             Officer and a Director (Principal
Perry T. Massie                             Executive Officer)

/s/ William A. Owen
-------------------------------             Chief Financial Officer (Principal                  November 12, 2004
William A. Owen                             Financial and Accounting Officer)

/s/ Thomas H. Massie
------------------------------
Thomas H. Massie                            Executive Vice President and Director               November 12, 2004

/s/ Jerry R. Berglund
------------------------------
Jerry R. Berglund                           Director                                            November 12, 2004

/s/ David C. Merritt
------------------------------
David C. Merritt                            Director                                            November 12, 2004

/s/ Ray V. Miller
------------------------------
Ray V. Miller                               Director                                            November 12, 2004

/s/ Elizabeth J. Sanderson
------------------------------
Elizabeth J. Sanderson                      Director                                            November 12, 2004

/s/ T. Bahns Stanley
------------------------------
T. Bahns Stanley                            Director                                            November 12, 2004

                                INDEX TO EXHIBITS

         3.1 Certificate of Incorporation of Outdoor Channel Holdings, Inc. (Previously filed with the Commission as Exhibit 3.1 to Current Report on Form 8-K for Holdings dated September 14, 2004, which is incorporated herein by reference.)

         3.2 Bylaws of Outdoor Channel Holdings, Inc. (Previously filed with the Commission as Exhibit 3.2 to Current Report on Form 8-K for Holdings dated September 14, 2004, which is incorporated herein by reference.)

         4.1 1995 Stock Option Plan (Previously filed with the Commission as Exhibit 10.6 to the Annual Report on Form 10-KSB for Holdings for the year ended December 31, 1995, which is incorporated herein by reference.)

         4.2 Form of Stock Option Agreement regarding option grants under 1995 Stock Option Plan.

         5.1 Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the securities being registered hereunder.

         23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

         23.2 Consent of J.H. Cohn LLP, independent registered public accounting firm.

         24       Power of Attorney (set forth on signature page).